EXHIBIT 99.1

USA Truck Completes $170 Million Senior Secured Revolving Credit Facility

Expanded and Improved Facility Reflects USA Truck’s Business Progress

Van Buren, AR – February 5, 2015 – USA Truck, Inc. (NASDAQ: USAK), a leading North American transportation and logistics provider, has completed a $170 million senior secured revolving credit facility with a group of banks and Bank of America Merrill Lynch as agent. The facility also includes an uncommitted $80 million accordion feature. This new revolver will be used to refinance the company’s existing debt, finance ongoing working capital needs, for capital expenditures, and for general corporate purposes.

The transaction provides USA Truck with almost $100 million of liquidity at closing, substantially increasing its access to capital. The new credit facility provides the company with an immediate interest rate reduction of 75 basis points compared to its prior credit facility.

John Simone, President and Chief Executive Officer, commented, “The new credit facility is a direct reflection of the significant progress USA Truck has made in improving our business and operational effectiveness.”

Executive Vice President and Chief Financial Officer Michael Borrows added, “We value the collaborative relationship we have developed with Bank of America as agent on this transaction and look forward to continuing to grow together. In addition to lowering our cost of capital, the new facility provides significant liquidity and flexibility to facilitate our future capital allocation priorities.”

The transaction will result in a one-time, non-cash write-off in the first quarter of 2015 related to unamortized debt issuance costs associated with the Company’s previous credit facility.  The non-cash write-off is approximately $0.8 million.

Other participants in the financing included SunTrust Bank, PNC Bank and BMO Harris Bank.

About USA Truck
USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States.  We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using sophisticated technological tools and multiple modes of transportation.

Company Contact
Michael Borrows, EVP & CFO
USA Truck
(479) 471-2672
Michael.Borrows@usa-truck.com

Investor Relations Contact
Harriet Fried / Jody Burfening
LHA
(212) 838-3777
hfried@lhai.com